Exibit 4(f)





HERITAGE MEDIA CORPORATION

       and

THE BANK OF NEW YORK
     Trustee



First Supplemental Indenture
 Dated as of February 15, 1996
8_% Senior Subordinated Notes due 2006




TABLE OF CONTENTS
                                                                     Page No.


        ARTICLE ONE

        Definitions

SECTION 101.    Definitions                                                2
Acquisition                                                                2
Adjusted Net Income                                                        2
Asset Sale                                                                 2
Asset Swap                                                                 2
Broadcasting Business                                                      2
Capital Expenditures                                                       3
Cash Equivalents                                                           3
Collateral                                                                 3
Consolidated Net Worth                                                     3
Continuing Director                                                        3
Credit Agreements                                                          3
Cumulative Operating Cash Flow                                             4
Cumulative Total Interest Expense                                          4
Default                                                                    4
Disqualified Capital Stock                                                 4
GAAP                                                                       4
Guarantee Obligation                                                       4
Indebtedness                                                               5
Interest Swap Agreements                                                   5
Investments                                                                5
Issue Date                                                                 5
Lien                                                                       5
Material Subsidiary                                                        6
Obligations                                                                6
Operating Cash Flow                                                        6
Permitted Investments                                                      6
Permitted Spin-Off                                                         6
Proceeds                                                                   7
Pro Forma Operating Cash Flow                                              7
Pro Rata Amount                                                            7
Qualified Capital Stock                                                    8
Qualified Capital Stock Proceeds                                           8
Related Business                                                           8
Restricted Investment                                                      8
Restricted Payment                                                         8
Restricted Subsidiary                                                      9
Senior Indebtedness                                                        9
Special Redemption Date                                                    9
Total Interest Expense                                                     9
Unrestricted Subsidiary                                                    9
Voting Power                                                              10
Weighted Average Life to Maturity                                         10
Wholly Owned Subsidiary                                                   10


        ARTICLE TWO

Terms and Issuance of 8_% Senior Subordinated Notes due 2006

SECTION 201. Terms of Notes                                               11
SECTION 202. Forms of Notes                                               12

        ARTICLE THREE

Covenants

SECTION 301.    Limitations on Indebtedness and Disqualified Capital Stock 12
SECTION 302.    Limitations on Sales of Assets                             13
SECTION 303.    Limitations on Restricted Payments                         16
SECTION 304.    Limitations on Liens                                       16
SECTION 305.    Limitations on Ranking of Future Indebtedness              17
SECTION 306.    Limitations on Issuance of Restricted Subsidiary Stock     17
SECTION 307.    Change of Control                                          17
SECTION 308.    Limitations on Transactions with Affiliates                19
SECTION 309.    Reports to Holders of the Notes                            19
SECTION 310.    Deposit of Proceeds with Trustee Pending Consummation
                        of Acquisitions                                    20


        ARTICLE FOUR

Redemption Provisions

SECTION 401.    Optional Redemption                                        21
SECTION 402.    Special Redemption                                         21

        ARTICLE FIVE

Miscellaneous

SECTION 501.    Mergers, Consolidations and Certain Sales and Purchases
                 of Assets                                                 22
SECTION 502.    Supplemental Indentures with Consent of Holders.           23
SECTION 503.    Special Redemption                                         23
SECTION 504.    Ratification of Original Indenture                         24
SECTION 505.    Execution as Supplemental Indenture                        24
SECTION 506.    Conflict with Trust Indenture Act                          24
SECTION 507.    Effect of Headings                                         24
SECTION 508.    Successors and Assigns                                     24
SECTION 509.    Separability Clause                                        24
SECTION 510.    Benefits of First Supplemental Indenture                   25
SECTION 511.    Execution and Counterparts                                 25



FIRST SUPPLEMENTAL INDENTURE, dated as of February 15, 1996 (herein called the "First Supplemental Indenture"), between Heritage Media Corporation, a corporation duly organized and existing under the laws of the State of Iowa (hereinafter called the "Company"), and The Bank of New York, as Trustee under the Original Indenture referred to below (hereinafter called the "Trustee").

RECITALS


WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of February 15, 1996 (hereinafter called the "Original Indenture"), to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (herein called the "Securities"), the forms and terms of which are to be established as set forth in Sections 201 and 301 of the Original Indenture;

WHEREAS, Section 901 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the forms and terms of the Securities of any series as permitted in Sections 201 and 301 of the Original Indenture;

WHEREAS, the Company desires to create a series of the Securities in an aggregate principal amount limited to $175,000,000 (except as in the Original Indenture provided) to be designated the "8_% Senior Subordinated Notes due 2006" (the "Notes"), and all action on the part of the Company necessary to authorize the issuance of the Notes under the Original Indenture and this Supplemental Indenture has been duly taken; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as in the Indenture provided, the valid and binding obligations of the Company and to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of Holders of the Notes, as follows:

       ARTICLE ONE


Definitions

SECTION 101.    Definitions.


Terms defined in the Original Indenture and rules of construction set forth therein are incorporated herein except to the extent expressly inconsistent with any provision of this First Supplemental Indenture. For all purposes of this First Supplemental Indenture and the Notes, the following terms shall have the following meanings:

"Acquisition" means the acquisition of DIMAC Corporation pursuant to a merger agreement dated October 23, 1995.

"Adjusted Net Income" means net income before extraordinary gains or losses and before gains or losses in respect of the sale, lease, conveyance or other disposition of assets not in the ordinary course of business realized during any given period.

"Asset Sale" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation, merger or other sale of any such Subsidiaries with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Subsidiary of such Person or by such Person to a Wholly Owned Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, in one or more related transactions, having a value of $5.0 million or more, in the aggregate.

"Asset Swap" means any transaction pursuant to which property or assets of the Company or a Restricted Subsidiary of the Company constituting a part of the Company's Broadcasting Business or all of the shares of Capital Stock of a Restricted Subsidiary of the Company, the property and assets of which constitute a part of the Company's Broadcasting Business are to be exchanged for property or assets constituting a part of the Broadcasting Business of another Person or all of the shares of Capital Stock of another Person the property and assets of which constitute a part of a Broadcasting Business.

"Broadcasting Business" of any Person means any or all of the television stations or radio stations owned by such Person.

"Capital Expenditures" means the aggregate of all expenditures by the Company and its Restricted Subsidiaries for property, plant and equipment which would be reflected as additions to property, plant and equipment on the consolidated balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP.

"Cash Equivalents" means United States Treasury Obligations with maturities of one year or less from the date of acquisition.

"Collateral" means (i) the Collateral Account as defined in Section 310(c) hereof, (ii) the Special Redemption Amount as defined in Section 310(a) hereof and all other cash deposited in the Collateral Account from time to time and the investment in Cash Equivalents made pursuant to Section 310 hereof, (iii) all rights and privileges of the Company with respect to the Collateral Account and the Cash Equivalents, (iv) all dividends, interest and other payments and distributions made on or with respect to the Cash Equivalents or the Collateral Account and (v) all Proceeds of any of the foregoing.

"Consolidated Net Worth" means, with respect to any Person (i) other than a partnership, the stockholders' equity of such Person and its Subsidiaries, other than Disqualified Capital Stock, as determined on a consolidated basis, less (a) all investments in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, investments in marketable securities) and (b) all unamortized debt discount and expense and unamortized deferred charges and (ii) that is a partnership, the common and preferred partnership equity of such Person and its Subsidiaries, other than Disqualified Capital Stock, as determined on a consolidated basis, all of the foregoing determined in accordance with GAAP.

"Continuing Director" means any member of the Board of Directors of the Company who (i) is a member of that Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

"Credit Agreements" means (i) the Credit Agreement entered into by and among the Company, Heritage Media Services, Inc., certain financial institutions parties thereto, Citibank, N.A. ("Citibank"), as agent, and NationsBank of Texas, N.A. ("NationsBank"), as co-agent, initially providing for an $80.0 million term loan facility and a $75.0 million revolving loan facility, and (ii) the Credit Agreement entered into by and among DIMAC Corporation, certain financial institutions parties thereto, Citibank and NationsBank, as agents, initially providing for a $50.0 million term loan facility and a $125.0 million revolving loan facility; whereby both clauses
(i) and (ii) include any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as the same may be amended, modified, renewed, refunded or refinanced from time to time as permitted by the covenant described under "Limitation on Indebtedness and Disqualified Capital Stock."

"Cumulative Operating Cash Flow" of a Person means the Operating Cash Flow of such Person and its consolidated subsidiaries for the period beginning January 1, 1996, through and including the end of the most recently ended fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment.

"Cumulative Total Interest Expense" of a Person means the Total Interest
 Expense of such Person and its consolidated subsidiaries for the period beginning January 1, 1996, through and including the end of the most recently ended fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment.

"Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

"Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Notes.

"GAAP" means generally accepted accounting principles as applied in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, which are applicable as of the date of the First Supplemental Indenture; provided, however, that the definitions in the First Supplemental Indenture and all ratios and calculations contained in the covenants shall be determined in accordance with GAAP as in effect and applied by the Company, as applicable, on the date of the First Supplemental Indenture, consistently applied; provided, further, that in the event of any such change in GAAP or in any change by the Company in GAAP applied that would result in any change in any such ratio or calculation, the Company shall deliver to the Trustee, for informational purposes only, each time any such ratio or calculation is required to be determined or made, an Officer's Certificate setting forth the computations showing the effect of such change or application on such ratio or calculation.

"Guarantee Obligation" of any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to cause the primary obligor to pay such Indebtedness or (iv) otherwise primarily to assure or hold harmless the owner of any such Indebtedness against loss in respect thereof; provided, however, that the Guarantee Obligation of any Person shall not include endorsements of instruments for collection or deposit in the ordinary course of business.

"Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than, in the case of any such deferred purchase price, trade payables, on normal trade terms, incurred in the ordinary course of business), (ii) except to the extent supporting Indebtedness of such Person (but no other Indebtedness) of the type described in clause (i) above, the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed drawings thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed, (iv) Capital Lease Obligations of such Person, (v) all obligations to purchase, redeem, retire, defray or otherwise acquire for value any Disqualified Capital Stock of such Person and (vi) all Guarantee Obligations of such Person.

"Interest Swap Agreements" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates entered into by the Company.

"Investments" of any Person means all investments in other Persons in the form of loans, advances, capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases (or other acquisitions for consideration) of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet prepared in accordance with GAAP.

"Issue Date" means the date of original issuance of the Notes.

"Lien" means any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

"Material Subsidiary" means any Subsidiary of the Company which at the time of determination has total assets with a fair market value of five percent (5%) or more of the fair market value of the total assets of the Company and its Subsidiaries.

"Obligations" means any principal, interest, penalties, fees and other liabilities payable under the documentation governing any Indebtedness.

"Operating Cash Flow" means, for any period, the sum of (i) Adjusted Net Income for such period plus (ii) provision for taxes based on income or profits included in computing Adjusting Net Income plus (iii) consolidated interest expense (including amortization of original issue discount and non-cash interest payments or accruals and the interest component of Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period plus (iv) other non-cash charges deducted from consolidated revenues in determining Adjusted Net Income of such period, in each case determined on a consolidated basis in accordance with generally accepted accounting principles.

"Permitted Investments" means purchase of (a) marketable obligations of or obligations guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having the highest rating obtainable from either Moody's Investors Service or Standard & Poor's Corporation, (c) commercial paper having a rating in one of the two highest rating categories of Moody's Investors Service or Standard & Poor's Corporation, (d) certificates of deposit issued by, bankers' acceptances and deposit accounts of, and time deposits with, commercial banks of recognized standing chartered in, or with branches or agencies chartered in, the United States of America or Canada with capital, surplus and undivided profits aggregating in excess of $200.0 million (a "Qualified Bank"), (e) Eurodollar time deposits having a maturity of less than one year purchased directly from any Qualified Bank, (f) repurchase agreements and reverse repurchase agreements with a term of not more than one year with a Qualified Bank relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America and (g) shares of money market funds that invest solely in Permitted Investments of the kind described in clauses (a) through (f) above.

"Permitted Spin-Off" means any series of integrated transactions
(the "Transaction') pursuant to which the Company or its Restricted Subsidiaries shall (i) transfer, convey, sell, lease or otherwise dispose of all or substantially all of the assets of the Company or a Restricted Subsidiary constituting the Company's Broadcasting Business or Capital Stock of any such Restricted Subsidiary to any Person; (ii) issue shares of Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of Capital Stock of a Restricted Subsidiary which owns assets constituting part of the Company's Broadcasting Business; or (iii) the Company distributes to its own stockholders the shares of Capital Stock of a currently existing Subsidiary or newly created Subsidiary (the "Successor") which owns all or substantially all of the Company's non-Broadcasting Business assets in a transaction that would qualify for tax-free treatment under Section 355 of the Internal Revenue
Code of 1986, as amended (the "Code") and would not trigger any other significant tax liabilities, and immediately thereafter, the Company merges with or is acquired by an unrelated United States corporation in a tax-free transaction and the Company has received an opinion of counsel to the effect that the assumption of the Notes by the Successor in connection with such transaction is tax-free to the holders of the Notes; provided that the Transaction satisfies the following conditions (a) the Board of Directors of the Company determines that the Transaction is fair and reasonable and in the best interests of the Company and which determination shall be evidenced by a resolution of the Board of Directors of the Company filed with the Trustee and (b) after giving pro forma effect to such Transaction, the ratio for all Indebtedness of the Company and its Restricted Subsidiaries and Disqualified Stock of the Company (or in the case of a Transaction specified in subparagraph (iii) above, of the Successor and its Restricted Subsidiaries), on a consolidated basis, to Pro Forma Operating Cash Flow for the four full fiscal quarters immediately preceding such Transaction is 0.5 times less than the same ratio immediately prior to such Transaction.

"Proceeds" means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing, or other disposition of, or other realization upon, collateral, whether now existing or hereafter arising.


"Pro Forma Operating Cash Flow" means, Operating Cash Flow after giving effect to the following: (a) if, during such period, the Company or any of its Restricted Subsidiaries shall have made any Asset Sale, Pro Forma
 Operating Cash Flow of the Company for such period shall be computed so as to give pro forma effect to such Asset Sale and (b) if, during such period, the acquisition of any Person or business shall occur and immediately after such acquisition such Person or business is a Subsidiary or its assets are held directly by the Company or a Subsidiary, Pro Forma Operating Cash Flow shall be computed so as to give pro forma effect to the acquisition of such Person or business.

 "Pro Rata Amount" shall mean (X) the principal amount of outstanding Notes times (Y) the percentage that the principal amount of outstanding Notes bears to the sum of the respective principal amounts of outstanding Notes and outstanding $50.0 million 11% Senior Subordinated Notes due
 October 1, 2002 of the Company.

"Qualified Capital Stock" means, with respect to any Person, any and all Capital Stock issued by such Person after the date on which the Notes are issued that is not Disqualified Capital Stock.

"Qualified Capital Stock Proceeds" means, with respect to any Person,
(a) in the case of any sale of Qualified Capital Stock (other than pursuant to a transaction in which such Person incurs, guarantees or otherwise becomes liable for any Indebtedness incurred in connection with the issuance or acquisition of such Capital Stock), the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith and (b) in the case of any exchange, exercise, conversion or surrender of any Indebtedness of such Person or any S ubsidiary issued for cash after the date of the First Supplemental Indenture for or into shares of Qualified Capital Stock of such Person, the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender plus any additional amount paid by the security holder to such Person upon such exchange, exercise, conversion or surrender and less any and all payments made to the security holders, and all other expenses (including commissions and the like) incurred by such Person or any Subsidiary in connection therewith.


"Related Business" means marketing, advertising and related business world-wide and the broadcasting business conducted in the United States.

"Restricted Investment" means any Investment other than (i) a Permitted Investment or (ii) an investment in assets in a Related Business.

"Restricted Payment" means, with respect to any Person, without duplication,
(i) any dividend or other distribution of any shares of such Person's
Capital Stock (other than (a) dividends payable solely in shares of its Capital Stock or options, warrants or other rights to acquire its Capital Stock and (b) any payments made to the Company or a Wholly Owned Subsidiary of the Company by a Subsidiary); (ii) any payment (other than a payment in Qualified Capital Stock) on account of the purchase, redemption, retirement or acquisition of (a) any shares of such Person's Capital Stock or (b) any option, warrant or other right to acquire shares of such Person's Capital Stock (other than any purchase, redemption or retirement in exchange for, or solely from the proceeds of the issuance of, Qualified Capital Stock);
(iii) principal or interest payments on any loans from any Affiliate of such Person other than a Wholly Owned Subsidiary of such Person; (iv) any loan, advance, capital contribution to, orinvestment in, or payment on a guaranty of any obligation of, or purchase, redemption or other acquisition of any shares of Capital Stock or any Indebtedness of, any Affiliate (other than such Person or a Wholly Owned Subsidiary of such Person); (v) the making of any Restricted Investment; and (vi) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any Indebtedness of such Person which is (a) pari passu with or subordinate in right of payment to the Notes or (b) owed to any Affiliate of such Person other than a Wholly Owned Subsidiary of such Person, other than a redemption, defeasance, repurchase or other acquisition or retirement for value that is (1) part of a refinancing of such Indebtedness permitted under the covenants described under "--Covenants-- Limitations on Indebtedness and Disqualified Capital Stock" or (2) required to be repaid in connection with an Asset Sale.

"Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the First Supplemental Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

"Senior Indebtedness" means, with respect to any Person, the Obligations (including interest that, but for the filing of a petition initiating any proceeding pursuant to any bankruptcy law with respect to such Person, would accrue on such Obligations, whether or not such claim is allowed in such bankruptcy proceeding) with respect to (a) any Indebtedness or Guarantee Obligations by such Person, whether incurred on or prior to the date of the First Supplemental Indenture or thereafter incurred and (ii) amendments, renewals, extensions, modifications, refinancings and refundings of any such debt. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the Notes, (c) Indebtedness that is expressly subordinated or junior in right of payment to any Indebtedness of such Person,
(d) any liability for federal, state, provincial, local or other taxes owed or owing by such Person and (e) Indebtedness of such Person to a Subsidiary of such Person.

"Special Redemption Date" means March 31, 1996.

"Total Interest Expense" of a Person means (i) the total amount of interest expense (including amortization of original issue discount and noncash interest payments or accruals and the interest component of any Capital Lease Obligations but excluding any intercompany interest owed by any Subsidiary to any other Subsidiary) and (ii) all fees, commissions, discounts and other charges of the Company and its Subsidiaries with respect to letters of credit and bankers' acceptances, determined on a consolidated basis in accordance with GAAP.

"Unrestricted Subsidiary" means any Subsidiary organized or acquired after the date of the First Supplemental Indenture as to which both of the following conditions apply: (i)(a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and its other Subsidiaries (other than other Unrestricted Subsidiaries) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, other than as permitted in clause (a) above, and (c) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) has made an Investment in such Subsidiary unless such Investment was permitted by the provisions described under "--Covenants--Limitation on Restricted Payments" and (ii) the Board of Directors of the Company, as provided below, shall designate such Subsidiary as an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary organized or acquired after the date of the First Supplemental Indenture, which meets the requirements in the preceding sentence, to be an Unrestricted Subsidiary, provided that, notwithstanding the foregoing and subject to the provisions of the definition of Permitted Spin-Off, no Subsidiary which is a Restricted Subsidiary as of the date of the First Supplemental Indenture shall be reclassified as an Unrestricted Subsidiary or be a Subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions.

"Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of directors or their equivalents of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtaining by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or a nominal limited partnership interest of one other partner) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

       ARTICLE TWO

Terms and Issuance of 8_% Senior Subordinated Notes due 2006

SECTION 201.    Terms of Notes.

The following terms of the Notes are hereby established pursuant to
Section 301 of the Original Indenture:

(1) the title of the Notes is the "8_% Senior Subordinated Notes due 2006";

(2) the aggregate principal amount of the Notes which may be authenticated and delivered is limited to $175,000,000 (which limit shall not pertain to Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to
Section 304, 305, 306 or 1108 of the Original Indenture or any Notes that, pursuant to Section 303 of the Original Indenture, are deemed never to have been authenticated and delivered hereunder);

(3) the date on which the principal of the Notes is payable is February 15, 2006;

(4)     the Notes shall bear interest at 8_% per annum;

(5) the Notes may be redeemed, in whole or in part, at the option of the Company as in Article Four hereof provided;

(6)     the Company shall redeem the Notes upon the terms specified in
Section 302 and 307 hereof;

(7) the covenants of the Company set forth in Article Three hereof are hereby added to the covenants of the Company set forth in Article Ten of the Original Indenture pertaining to the Notes;

(8) Sections 1202 and 1203 of the Original Indenture shall be applicable to the Notes;

(9)     the Notes shall be issued in whole in global form;

(10) the Notes will be senior subordinated Obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, including amounts outstanding under the credit agreements of the Company's Subsidiaries (guaranteed by the Company), and senior in right of payment to any current or future subordinated indebtedness of the Company, and the Notes will rank pari passu in right of payment with the Company's 11% Senior Subordinated Notes due October 1, 2002.

        SECTION 202.    Form of Notes.

The form of the Notes shall be substantially in the form of Exhibit A attached hereto, the terms of which are hereby incorporated by reference herein and made a part hereof.


        ARTICLE THREE

 Covenants

The following covenants are for the benefit of Holders of the Notes and no other Holders.

SECTION 301.    Limitations on Indebtedness and Disqualified Capital Stock.

The Company will not and will not permit any of its Restricted Subsidiaries to (i) create, issue, incur or assume any Indebtedness and (ii) issue any Disqualified Capital Stock unless at the time of such Incurrence or issuance and after giving effect thereto, all Indebtedness of the Company and its Restricted Subsidiaries and Disqualified Capital Stock of the Company, on a consolidated basis, shall not be more than 6.5 times Pro Forma Operating Cash Flow for the four full fiscal quarters immediately preceding such Incurrence.

Notwithstanding the foregoing, the incurrence of any of the following is permitted (collectively "Permitted Indebtedness"):

(i)     Indebtedness evidenced by the Notes;

(ii) Indebtedness incurred by the Company or a Restricted Subsidiary or Disqualified Capital Stock issued by the Company that does not exceed $40.0 million at any time outstanding;

(iii) Indebtedness incurred by the Company or a Restricted Subsidiary of the Company or Disqualified Capital Stock issued by the Company, the proceeds of which are used to refinance outstanding Indebtedness of the Company or such Restricted Subsidiary in a principal amount not to exceed the principal amount so refinanced plus financing fees and other reasonable expenses associated with such refinancing; provided, however, that (x) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the refinanced Indebtedness and (y) if the refinanced Indebtedness is not Senior Indebtedness, such refinanced Indebtedness is subordinated in all respects to the Notes;

(iv) Indebtedness outstanding at any time under, or in respect of, the Credit Agreements in an aggregate principal amount not to exceed $330.0 million at any one time outstanding;

(v)     Indebtedness entered into pursuant to Interest Swap Agreements;
 and

(vi) Indebtedness issued to and held or owned by the Company or a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary
(but only so long as held or owned by the Company or such Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary); provided, however, that the obligations of the Company to any of its Wholly Owned Subsidiaries with respect to such indebtedness shall be evidenced by an intercompany promissory note and shall be subordinated in right of payment to the payment and performance of the Company's obligations with respect to the Notes.

   SECTION 302.    Limitations on Sales of Assets.

(a) The Company will not and will not permit any of its Restricted Subsidiaries to make any Asset Sale unless:

(i) the consideration received by the Company or such Restricted Subsidiary at the time of the Asset Sale is at least equal to the fair market value of the shares or assets subject to such Asset Sale; and

(ii) at least 85% of the consideration received consists of cash or readily marketable cash equivalents, provided that (a) any Indebtedness assumed by the acquiror in the Asset Sale shall be deemed to be cash for purposes of this covenant and (b) an Asset Sale which is all or a portion of an Asset Swap shall not be subject to this requirement.

The provisions of this covenant shall not apply to a Permitted Spin-Off.
The Company or a Restricted Subsidiary may, within 365 days of such Asset Sale, invest the Net Proceeds, as defined below, in the acquisition of a Related Business. The amount of such Net Proceeds not invested in a Related Business as set forth in this paragraph constitutes "Excess Proceeds."

For purposes of the foregoing, "Net Proceeds" means the aggregate amount of cash (including other consideration that is converted into cash) received by the Company or a Restricted Subsidiary in respect of such Asset Sale, less the sum of (i) all fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount of income taxes required to be paid by the Company or such Restricted Subsidiary in connection therewith and (ii) the aggregate amount of cash so received which is used to retire any existing Senior Indebtedness of the Company and its Restricted Subsidiaries or Indebtedness that is ranked pari passu with the Notes which is required to be repaid in connection therewith.
If at any time any funds are received by or for the account of the Company or any of its Restricted Subsidiaries upon the sale, conversion, collection or other liquidation of any non-cash consideration received in respect of an Asset Sale, such funds shall, when received, constitute Net Proceeds and may within 180 days after the receipt of such funds, be applied as provided in the preceding paragraph as determined by the Company.

   (b) When the aggregate amount of Excess Proceeds exceeds $5.0 million, within 30 days after the date on which the amount of Excess Proceeds exceeds $5.0 million, the Company shall make an offer to purchase the Pro Rata Amount of outstanding Notes (the "Offer to Purchase") in an aggregate principal amount equal to such Excess Proceeds at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase.

The Offer to Purchase shall remain open for a period of 20 business days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five business days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the maximum principal amount of Notes that may be purchased with such Excess Proceeds (which maximum principal amount of Notes shall be the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

Upon the commencement of any Offer to Purchase, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders of the Notes, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The notice, which shall govern the terms of the Offer to Purchase shall state:

 (i) that the Offer to Purchase is being made pursuant to this Section 302 and the length of time the Offer to Purchase shall remain open;

 (ii)    the Offer Amount, the purchase price and the Purchase Date;

 (iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

  (iv) that any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

   (v) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the appropriate form on the Note completed, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to termination of the Offer to Purchase;

  (vi) that Holders shall be entitled to withdraw their election if the Company, depositary or Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have the Note purchased; and

 (vii) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis with the Company's $50.0 million
11% Senior Subordinated Notes due October 1, 2002 to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes or portion thereof tendered, and deliver to the Trustee an Officer's Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 302. The Company, depositary or Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Note tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder equal in principal amount to any unpurchased portion of the Note surrendered.
Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer to Purchase on the Purchase Date. To the extent that the aggregate amount of Notes tendered pursuant to the Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. Upon completion of the purchase of Notes tendered pursuant to an Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.

The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1 thereunder, in connection with any offer required to be made by the Company to purchase the Notes as a result of an Offer to Purchase.

SECTION 303.    Limitations on Restricted Payments.

The Company will not and will not permit any of its Restricted Subsidiaries to make any Restricted Payment unless at the time of and after giving effect to such Restricted Payment (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to Section 301 above (without regard to the second paragraph thereof); and
(iii) the total of all Restricted Payments of the Company and its Restricted Subsidiaries on or after the date of this First Supplemental Indenture does not exceed any amount equal to the sum of (a) Cumulative Operating Cash Flow of the Company and its Restricted Subsidiaries less 1.4 times Cumulative Total Interest Expense of the Company and its Restricted Subsidiaries plus
(b) an amount equal to 100% of the aggregate Qualified Capital Stock Proceeds plus (c) $15.0 million. Notwithstanding the foregoing, the provisions of this covenant will not prohibit (x) aggregate Restricted Payments by the Company equal to 100% of aggregate Qualified Capital Stock Proceeds from the contemporaneous sale of Qualified Capital Stock of the Company if such Restricted Payments are used to redeem, repurchase or retire outstanding shares of Capital Stock of the Company after the date of this First Supplemental Indenture or (y) payment of any dividend within 60 days of the date of its declaration if at the date of declaration such payment would have been permitted. The provisions of this covenant shall not apply to a Permitted Spin-Off.

        SECTION 304.    Limitations on Liens.

The Company will not and will not permit any of its Restricted Subsidiaries to incur, assume, suffer to exist, create or otherwise cause to be effective Liens upon any of their respective assets to secure Indebtedness except: (i) Liens existing on the date of this First Supplemental Indenture; (ii) Liens incurred or pledges and deposits in connection with workers' compensation, unemployment insurance and other social security benefits, leases, appeal bonds and other obligations of like nature incurred by the Company or any Restricted Subsidiary in the ordinary course of business; (iii) Liens imposed by law, including, without limitation, mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, incurred by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (iv) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto, which do notin aggregate have a material adverse effect on the operation of the business of the Company or its Subsidiaries taken as a whole; (v) Liens for ad valorem, income or property taxes or assessments and similar charges either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company has set aside on its books reserves to the extent required by GAAP; (vi) Liens in respect of purchase money Indebtedness incurred to acquire assets, provided that such Liens are limited to the assets or acquired with the proceeds of such Indebtedness ( and the proceeds of such assets); (vii) Liens securing assets leased pursuant to Capital Lease Obligations permitted by Section 301; (viii) Liens securing Indebtedness permitted by Section 301; (ix) Liens on any assets of any Restricted Subsidiary of the Company which assets are acquired by the Company or any of its Restricted Subsidiaries subsequent to the date of this First Supplemental Indenture, and which Liens were in existence on or prior to the acquisition of such assets of such Restricted Subsidiary (to the extent that such Liens were not created in contemplation of such acquisition), provided that such Liens are limited to the assets so acquired and the proceeds thereof; and (x) Liens imposed pursuant to condemnation or eminent domain or substantially similar proceedings.

SECTION 305.    Limitations on Ranking of Future Indebtedness.

The Company will not create, issue, incur, assume, guarantee or otherwise become directly or indirectly liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in any respect in right of payment to the Notes.


SECTION 306.    Limitations on Issuance of Restricted Subsidiary Stock.

The Company will not and will not permit any of its Restricted Subsidiaries to transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any such Restricted Subsidiary to any Person other than the Company and no Restricted Subsidiary shall issue shares of its Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person other than the Company. The provisions of this covenant shall not apply to a Permitted Spin-Off.

SECTION 307.    Change of Control.

Upon the occurrence of a Change of Control (as defined below), each Holder of Notes will have the right, subject to the terms and conditions of this section and the First Supplemental Indenture, to require that the Company repurchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Repurchase Date (as defined below), in accordance with the terms set forth below (the "Change of Control Offer"), (provided that if the date of purchase is on or after an interest record date and on or before the related interest payment date, any accrued interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be paid or payable to Holders who tender Notes pursuant to the Change of Control Offer). Any rights of Holders arising pursuant to a Change of Control Offer shall be subordinated in right of payment to all Senior Indebtedness of the Company to the same extent as the Notes are subordinated to Senior Indebtedness of the Company.

Within 30 days following a Change of Control, the Company will send, by first class mail, a notice to each Holder of a Note stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase all or a portion of such Holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Repurchase Date; (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date specified by the Company (which shall be not earlier than 45 days or later than 60 days from the date such notice is mailed (the "Repurchase Date"); and (iv) the instructions together with any necessary materials determined by the Company that a Holder of Notes requires in order to have its Notes repurchased. Each Holder shall be entitled to tender all or any portion of their Notes pursuant to the Change of Control Offer, subject to the requirement that any portion of Notes tendered must be tendered in an integral multiple of $1,000 principal amount. Holders of Notes will have the right to have their Notes repurchased by the Company if such Notes are properly tendered for repurchase at any time beginning on the date such notice is mailed and ending at the close of business on the fifth business day prior to the applicable Repurchase Date.

Prior to the Repurchase Date, the Company shall accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer and deliver to the Trustee an Officer's Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 307. The Company or Paying Agent, as the case may be, shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the repurchase price, and the Company shall promptly execute and thereafter the Trustee shall promptly authenticate and mail or deliver to such Holders, a new Note or Notes equal in principal amount to any unpurchased portion of the Note surrendered as requested by the Holder. Any Note not accepted for payment shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Change of Control Offer on the Repurchase Date.

As used herein, a "Change of Control" means (i) directly or indirectly, a sale, transfer or other conveyance of all or substantially all of the assets of the Company, on a consolidated basis, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) being or becoming the "beneficial owner"
(as such term is used for purposes of Section 13(d) of the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total Voting Power of the Company or (iii) the Continuing Directors cease for any reason to constitute a majority of the directors of the Company then in office.

The Company will comply with any tender offer rules under the Exchange
Act which may then be applicable, including Rule 14e-1 thereunder, in connection with any offer required to be made by the Company to repurchase the Notes as a result of a Change of Control.

SECTION 308.    Limitations on Transactions with Affiliates.

The Company will not and will not permit any of its Restricted Subsidiaries to enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with
(i) any holder of 10% or more of any class of equity securities of the Company or any Affiliate of the Company or (ii) any Affiliate (other than the Company or a Restricted Subsidiary) of (a) any such holder or (b) any Restricted Subsidiary of any such holder, unless a majority of the disinterested members of the Board of Directors of the Company determine (which determination will be evidenced by a resolution submitted to the Trustee) that (x) such transaction is in the best interests of the Company and (y) such transaction is on terms that are no less favorable to the Company, or such Restricted Subsidiary, as the case may be, than those which might be obtained at the time from Persons who are not such a holder or Affiliate; provided, however, that any transaction orseries of related transactions with an aggregate value of $5.0 million or more shall, in addition to the foregoing, require an opinion delivered to the Trustee by a nationally recognized investment bank to the effect that such transaction is fair from a financial point of view to the Company; provided, further, if there are no disinterested members of the Board of Directors any transactions or series of related transactions with an aggregate value of $1.0 million or more shall, in lieu of requiring the pproval of such related disinterested members, require such a fairness opinion; and provided, further, if there are no disinterested members of the Board of Directors, as applicable, any transactions or series of related transactions with an aggregate value of less than $1.0 million shall require the determination required above by a vote of the Board of Directors. The foregoing restrictions shall not apply to (i) Restricted Payments permitted under Section 303, (ii) payment of any dividend within 60 days of the date of its declaration if at the date of declaration such payment would have been permitted or (iii) other transactions expressly permitted to be made under this First Supplemental Indenture.

SECTION 309.    Reports to Holders of the Notes.

The Company will furnish the information required by Sections 13 and 15(d) of the Exchange Act to the Commission and to the Holders of the Notes. Even if the Company is entitled under the Exchange Act not to furnish such information to the Commission and to the Holders of the Notes, it shall nonetheless continue to furnish such information to the Commission, the Trustee and the Holders of the Notes as if it were subject to such periodic reporting requirements.

SECTION 310.    Deposit of Proceeds with Trustee Pending Consummation of
Acquisition.

(a) On the Issue Date, the Company shall deposit with the Trustee as hereinafter provided the net proceeds from the issuance of the Notes (the "Net Offering Proceeds") and such other amount as, when added to the Net Offering Proceeds, equals $176,750,000 plus an amount equal to the interest that would accrue on $175,000,000 from the Issue Date to March 31, 1996 at an interest rate of 8_% per annum (the "Special Redemption Amount").

(b) In order to secure the full and punctual payment and performance of the Company's obligation to redeem the Notes upon a Special Redemption, the Company hereby irrevocably pledges, assigns and sets over to the Trustee, and grants to the Trustee, for the benefit of the Holders of the Notes, a first priority continuing security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising.

(c) Prior to, contemporaneously herewith, and at any time and from time to time hereafter, the Company will, at the Company's expense, execute and deliver to the Trustee such other instruments and documents, and take all further action as it deems necessary or advisable or as the Trustee may reasonably request to confirm or perfect the security interest of the Trustee granted or purported to be granted hereby or to enable the Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral and the Company will take all necessary action to preserve and protect the security interest created hereby as a first priority, perfected lien and encumbrance upon the Collateral.

(d) At all times until the earlier to occur of (i) receipt by the Trustee of an Officer's Certificate to the effect that all conditions to the Acquisition (other than the funding of the purchase price) have been fulfilled and requesting the Trustee to release the Collateral to the order of the Company or (ii) receipt by the Trustee of notice from the Company pursuant to Section 1103 of the Original Indenture (as amended by Section 503 of this First Supplemental Indenture) to effect a Special Redemption, there shall be maintained with the Trustee an account (the "Collateral Account") designated "Heritage Media Corporation Account Pledged to The Bank of New York as Trustee." On the Issue Date, the Company shall cause the Special Redemption Amount to be deposited in the Collateral Account. Any income received with respect to the balance from time to time standing to the credit of the Collateral Account, including any interest on Cash Equivalents shall remain, or be deposited, in the Collateral Account. Amounts on deposit in the Collateral Account shall be invested and re-invested from time to time in such Cash Equivalents as the Company shall specifically direct in writing.

(e)     Upon notice from the Company to the Trustee pursuant to subsection
(d)(i) above, the security interest in the Collateral shall terminate and all funds in the Collateral Account shall be released to the order of the Company; and upon notice from the Company to the Trustee pursuant to subsection (d)(ii) above, the Trustee shall apply all funds in the Collateral Account to fund the Special Redemption.

       ARTICLE FOUR

Redemption Provisions

SECTION 401.    Optional Redemption.

The Notes may not be redeemed at the option of the Company prior to F ebruary 15, 2001, except as expressly provided below. Thereafter, the Notes will be subject to redemption, at the option of the Company, either in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed to each Holder of Notes to be redeemed at the address appearing in the register, at any time or from time to time at the following redemption prices (expressed as percentages of principal amount), in each case together with accrued and unpaid interest to the date fixed for redemption if redeemed during the 12-month period beginning February 15, of each of the years indicated below:

Year                                                 Percentage
2001                                                  104.375%
2002                                                  102.917%
2003                                                  101.458%
2004 and thereafter                                   100.000%


SECTION 402.    Special Redemption.

The Notes will be subject to a special redemption (the "Special Redemption") on, or at any time prior to, March 31, 1996 at a redemption price of 101% of the principal amount of the Notes, plus accrued interest to the date of redemption, if the Acquisition is not consummated on or before the Special Redemption Date or if it appears, in the sole judgment of the Company, that the Acquisition will not be consummated by the Special Redemption Date.

       ARTICLE FIVE

        Miscellaneous

SECTION 501. Mergers, Consolidations and Certain Sales and Purchases of Assets.

With respect to the Notes only, Section 801 of the Original Indenture is deleted in its entirety and replaced with the following:

Mergers, Consolidations and Certain Sales and Purchases of Assets.

The Company (a) shall not consolidate with or merge into any Person,
(b) shall not permit any other Person to consolidate with or merge into the Company or any Restricted Subsidiary of the Company, (c) shall not, directly or indirectly, transfer, sell, convey, lease or otherwise dispose of all or substantially all of its assets as an entirety and (d) shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly (i) acquire Capital Stock or other ownership interests in any other Person such that such Person becomes a Subsidiary of the Company or (ii) purchase, lease or otherwise acquire all or substantially all of the property and assets of any Person as an entirety or an existing business unless

(1) immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Company or a Subsidiary of the Company, as a result of such transaction, as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that, with the passing of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing;

(2) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in the form satisfactory to the Trustee, all of the Company's obligations under the First Supplemental Indenture;

(3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company or such successor or transferee immediately after the transaction is at least equal to the Company's Consolidated Net Worth immediately prior to the transaction;

(4) immediately after giving effect to any such transaction involving the Incurrence by the Company or any of its Restricted Subsidiaries, directly or indirectly, of additional Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 301 of this First Supplemental Indenture; and

(5) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, lease or acquisition and, if a supplemental indenture is required in connection with such transaction, such supplemental i ndenture, complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

For the purposes of this section, a Transaction defined in sub-paragraph
(iii) of the definition of a Permitted Spin-Off will constitute an indirect disposition of substantially all of the assets of the Company within sub-paragraph (c) above, and will be subject to the provisions contained in this subsection.

SECTION 502.    Supplemental Indentures with Consent of Holders.

With respect to the Notes only, paragraph (1) of Section 902 of the Original Indenture is deleted and replaced with the following paragraph:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable thereon, or change the place of payment where, or the currency in which, any Security or any premium or interest thereof is payable, or adversely affect the rights of Holders under any mandatory repurchase provision or any right of repurchase at the option of any Holder, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) (except as permitted by Section 901(4)).

SECTION 503.    Special Redemption.

(a) With respect to the Notes only, Section 1105 of the Original Indenture is amended to include the following sentence at the end of the first paragraph:

In the event of a Special Redemption, the Company shall mail by first-class mail a notice of redemption to each Holder at least five business days before the Special Redemption.

(b) With respect to the Notes only, Section 1103 of the Original Indenture is amended to include the following additional paragraph:

In the case of a Special Redemption, the Company shall furnish to the Trustee, two days before notice of the Special Redemption is to be mailed to Holders (or such shorter time as may be satisfactory to the Trustee), an Officer's Certificate stating that the Company is required to redeem the Notes pursuant to Section 402 of the First Supplemental Indenture.

SECTION 504.    Ratification of Original Indenture.

Except as supplemented by or deemed inconsistent with provisions of the First Supplemental Indenture, provisions of the Original Indenture shall remain in full force and effect with respect to the Notes and are ratified and confirmed by each of the parties hereto.

SECTION 505.    Execution as Supplemental Indenture.

This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.

SECTION 506.    Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 507.    Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 508.    Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 509.    Separability Clause.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


SECTION 510.    Benefits of First Supplemental Indenture.

Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 511.    Execution and Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.



IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


HERITAGE MEDIA CORPORATION


By:  _____________________________


[SEAL]
ATTEST:

________________________________


THE BANK OF NEW YORK, as Trustee


By:  ______________________________


[SEAL]
ATTEST:

________________________________


STATE OF TEXAS

COUNTY OF DALLAS


Before me, the undersigned, on this day personally appeared ________________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this ____ day of _________, 1996.


[SEAL]                                  ______________________________
                                         Notary Public, in and for the
                                                  State of Texas
My Commission Expires:

___________________________



STATE OF NEW YORK
COUNTY OF NEW YORK


Before me, the undersigned, on this day personally appeared ____________________ known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this ____ day of _________, 1996.


        [SEAL]                                  ______________________________
                                                Notary Public, in and for the
                                                     State of New York
My Commission Expires:

___________________________